Exhibit n

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Experts” and to the incorporation by reference of our report dated June 19, 2009, in the Registration Statement (Form N-2) and related Prospectus and Statement of Additional Information of Nuveen New Jersey Dividend Advantage Municipal Fund filed with the Securities and Exchange Commission in this initial filing under the Securities Act of 1933.

            /s/ ERNST & YOUNG LLP

Chicago, Illinois

February 25, 2010